Exhibit 10-3


                        AGREEMENT BETWEEN
          GANNETT TELEVISION and CTR PRODUCTIONS, INC.


     AGREEMENT made and entered into as of the third day of January, 1995, by and between Gannett Television, ("Gannett") with its principal office at 1100 Wilson Blvd. Arlington, Virginia, and CTR Productions, Inc. ("Producer"), a corporation organized under the laws of Washington, D.C., with its principal office at 3116 Fessenden Street, NW, Washington, DC 20008.

WITNESSETH:

     1. Producer agrees to cause Carl T. Rowan ("Artist") to render the services hereinafter required of Artist in a timely and professional manner in accordance with all terms, provisions and conditions hereof.

     2. Producer shall require Artist to appear live, or by Artist's recorded performance, in the weekly news analysis series entitled INSIDE WASHINGTON ("the Series"), or in the same program series under a different title, for a total of 44 appearances a year. Reappearances for retapings or live broadcasts shall not constitute an appearance to be counted against the agreed upon total of 44 appearances.

          Artist will provide Gannett with adequate advance notice of the dates which he will not appear on the Series.

     3. This Agreement shall be in effect for a consecutive period of two (2) years, commending January 1, 1995 and continuing through December 31, 1996.

     4. Gannett agrees to pay to Producer, and Producer agrees to accept as full consideration for all services to be rendered by Producer and Artist hereunder and all rights granted to Gannett hereunder:

          a. For the first year of this Agreement, January 1, 1995-December 31, 1995, the sum of Two Thousand Six Hundred Dollars ($2,600) per appearance, for a total of One Hundred Fourteen Thousand Dollars ($114,000), payable in equal monthly installments; and

          b. For the second year of this Agreement, January 1, 1996-December 31, 1996, the sum of Two Thousand Eight Hundred Dollars ($2,800) per appearance, for a total of One Hundred Twenty-Three Thousand Two Hundred Dollars ($123,200), payable in equal monthly installments.

          c.   All checks are to be made payable to CTR
Productions, Inc., 3116 Fessenden Street, NW, Washington, DC
20008.

5. If this Agreement is terminated by Gannett, for any reason, before the end date of this Agreement, Producer will be entitled to receive a lump sum severance payment equal to the entirety of the remaining salary due under the terms of this Agreement.

6. In addition to the foregoing payments, Gannett shall disburse to Producer each month during the Term such sum as Gannett would otherwise be required to contribute to the pension and welfare fund of the American Federation of Television and Radio Artists ("AFTRA") on behalf of Artist. Producer hereby expressly assumes the obligation to remit such sum, in turn, to AFTRA, and hereby agrees to indemnify and hold harmless Gannett from any accountability therefor.

7. Producer warrants, represents and agrees that Artist is and will remain a member in good standing of AFTRA throughout the Term.

8. Producer warrants, represents and agrees that Producer and/or Artist shall be responsible for such tax obligations as may arise pursuant hereto, and that Producer and Artist will hold
Gannett harmless respecting all such tax obligations.

9. It is understood and agreed that, in consideration of the sums to be remitted by Gannett to Producer, Gannett shall have the right in perpetuity to broadcast or cause to be broadcast and rebroadcast on television, cable and radio any of the appearances and performances rendered by Artist hereunder without payment of any additional sums and without frequency or territorial limitation.

10. Producer and Artist agree that during the Term, or any extension thereof, Artist's services on radio and television will be exclusive to Gannett, provided, however, that Gannett agrees that Artist shall be permitted to appear on competing and other radio and television stations or programs for the purpose for publicizing and promoting books and other publications authored by Artist, or to promote Project Excellence, Artist's scholarship program. Further, this Agreement will in no way limit Artist's ability to continue indefinitely in whatever form Artist desires, the regularly scheduled radio programs Artist currently performs under sponsorship of the K-Mart Corporation, and, further, Artist is in no way prohibited under this Agreement from appearing, as a guest commentator, at Artist's sole discretion, on national network originated news interview programs such as MEET THE PRESS, THIS WEEK WITH DAVID BRINKLEY, and FACE THE NATION.

11. Producer certifies that Artist is entirely familiar with the provisions of Section 317 and 508 of the Federal Communications Act of 1934, as amended, certifies that Artist recognizes Artist's responsibilities and personal liabilities thereunder, and warrants that Artist will fully comply therewith throughout the Term.

12. Neither Producer nor Gannett may assign this Agreement without the prior written consent of the other.

13. This agreement sets forth the entire agreement and understanding of the parties, and supersedes any prior or contemporaneous understandings and agreements, whether written or oral, with respect to the subject matter herein, and may only be modified by a written instrument duly executed by each party.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Agreement as of the date first set forth above.


CTR Productions, Inc.                     Gannett Television


By  s/ Carl T. Rowan                      By  s/ Ronald Townsend
    ----------------                          ------------------
     Carl T. Rowan                             Ronald Townsend
     President                                 President

     1/3/95                                    1/30/95

                           CERTIFICATE



     In consideration of Gannett Television entering into that certain agreement ("Agreement") of January 3, 1995 with CTR
Productions, Inc., I, Carl T. Rowan, do hereby consent, confirm and agree as follows:

     1. That CTR Productions, Inc. ("Producer") has full power and authority from me to enter into the Agreement and obligate me to perform the services required of me thereunder, and to grant, release and assign any rights, property and interest as set forth in the Agreement.

     2. That all representations and warranties made by Producer in the Agreement concerning me are true and correct as of the date hereof.

     3. That I shall comply with all terms and conditions of the Agreement, and shall faithfully fulfill by responsibilities and obligations thereunder to the best of my ability.

     4. That all monies due under the Agreement are to be remitted directly and solely to Producer, and that the remission of such monies to Producer in accordance with the Agreement will relieve and discharge Gannett Television of any obligations it might otherwise have to me, to AFTRA, and/or any other entity by reason of the services to be rendered to me under the Agreement.




s/ Carl T. Rowan
----------------
Carl T. Rowan


Date:   January 3, 1995